Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

December 10, 2003

MIDWEST AIRLINES CFO PLANS DEPARTURE

Milwaukee, Wisconsin, December 10, 2003 – Midwest Express Holdings, Inc. (NYSE: MEH) today announced that Robert Bahlman, the airline’s senior vice president, chief financial officer and controller, has advised the company that he plans to leave the company in mid-February 2004. Bahlman has been with the airline since 1988 and has served as its CFO since 1996. Before joining the company, he worked for Kimberly-Clark Corporation, the one-time parent company of Midwest Airlines.

“After 15 years at Midwest Airlines, Bob has indicated that he plans to take a well-deserved break and focus his attentions on his personal life and family,” said Timothy E. Hoeksema, Midwest Airlines chairman and chief executive officer. “He has made a tremendous contribution to our company, having seen it through years of growth and prosperity, as well as the more recent financially trying times that have affected our industry. We will miss his considerable expertise and are grateful for the outstanding leadership he provided.”

“This was very hard decision to make,” added Bahlman. “Midwest Airlines truly allowed me to grow professionally. I have had the opportunity to work with many wonderful people and appreciate the knowledge I have gained through the years. Also, while the steps the company has taken during the last nine months have been challenging and difficult, the company’s success in implementing its plans allows me to move forward with comfort.” Bahlman said he has no immediate career plans but will move to Tulsa, Okla., where his wife is a facility manager for Kimberly-Clark.

Hoeksema said that a national search for Bahlman’s replacement has already begun. He added that Bahlman will assist in finding his replacement and will remain with the company until mid-February to ensure a smooth year-end closing and transition to new financial leadership.

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Midwest Express Holdings
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Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.